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                                                                  EXHIBIT 23.5


CONSENT OF STERNE, AGEE & LEACH, INC.


We hereby consent to the inclusion as Appendix B. to the Proxy Statement/Prospectus constituting part of the Registration Statement on Form S-4 of Regions Financial Corporation of our letter to the Board of Directors of PALFED, Inc. and to the references made to such letter and to the firm in such Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.





                                    Sterne, Agee & Leach, Inc.

                                    /s/ Sterne, Agee & Leach, Inc.

                                    By: /s/ Kathryn H. Bissette
                                        Senior Vice President

Atlanta, Georgia
December 29, 1997